Exhibit 10.24

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (“Agreement”) is effective as of August 6, 2018 (“Effective Date”) between Cisco Systems, Inc. (“Cisco”), a California corporation with its principal place of business at 170 West Tasman Drive, San Jose, California 95134, and Arista Networks, Inc. (“Arista”), a Delaware corporation with its principal place of business at 5453 Great America Parkway, Santa Clara, CA 95054.

RECITALS

WHEREAS, Cisco and Arista have been involved in ongoing disputes involving proceedings at the International Trade Commission (“ITC”), litigations in federal district courts, inter partes review (“IPR”) proceedings at the Patent Trial and Appeal Board (“PTAB''), and related appeals; and

WHEREAS, the Parties now desire to fully resolve the Parties' ongoing disputes; and

THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cisco and Arista, each on behalf of itself and its Affiliates, agree as follows:

AGREEMENT

Section 1.     DEFINITIONS

1.1    “Acquire” or “Acquisition” shall mean: (a) if an Entity has voting shares or other voting securities, an acquisition of more than fifty percent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other similar managing authority for such Entity; or (b) if an Entity does not have voting shares or other voting securities, an acquisition of more than fifty percent (50%) of the ownership interests representing the right to make decisions for such Entity; or (c) an acquisition of all or substantially all of the assets of an Entity; or (d) otherwise obtaining the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise.

1.2    “Acquired Products” shall mean any products or services developed, offered for sale, marketed or sold by (a) Mojo Networks, Inc. or Duo Security, Inc., or their affiliates prior to Acquisition by the respective Parties, (b) any Entity that has been or is acquired by a Party or its

Affiliates in an acquisition with a closing date after August 1, 2018, or (c) any Entity that otherwise has become or becomes an Affiliate of a Party after August 1, 2018.

1.3    “Affiliate” of a Party shall mean any and all Entities that, at any time during the term of this Agreement (but only during such period of time that the following ownership and control exist): (i) own or Control, directly or indirectly, that Party; or (ii) are owned or Controlled by, or under common Control with, directly or indirectly, that Party; or (iii) are owned or Controlled by, directly or indirectly, the same parent company as the Party. “Control” of an Entity means (a) if the Entity has voting shares or other voting securities, ownership of, or authority over, (directly or indirectly) more than fifty percent (50%) or more of the voting power of the outstanding voting stock or other equity interests in the Entity; (b) if the Entity does not have voting shares or other voting securities, ownership of, or authority over, (directly or indirectly) more than fifty percent (50%) or more of the ownership interest representing the right to make decisions for such Entity; or (c) the power to otherwise direct the affairs of the Entity.

1.4    “Antitrust Case” shall mean District Court Case No. 5:16-cv-00923-BLF in the Northern District of California.

1.5    “Change of Control” shall mean (a) an Acquisition of a Party by another Entity; or (b) a merger or consolidation with or into another Entity as a result of which transaction (or series of related transactions) the shareholders of a Party immediately prior to such transaction(s) own, immediately after such transaction(s), less than fifty percent (50%) of the outstanding voting shares or securities of the surviving Entity; or (c) any transaction (or series of related transactions) in which another Entity (together with its affiliates) Acquires, directly or indirectly, including pursuant to a sale of assets, tender offer, exchange offer, merger, consolidation, reorganization, business combination, recapitalization, liquidation, dissolution or similar transaction, a Party.

1.6    “CLI” shall mean multiword commands, help description strings, and screen outputs of a command line interface, including the selection, arrangement, organization, and design of such elements.

1.7    “Contract Manufacturers” shall mean Entities independent from a Party that assemble finished products in accordance with that Party's proprietary specifications, but expressly excludes component or subassembly manufacturers or developers and designers thereof.

1.8    “Copyright Appeal” shall mean Case No. 17-2145 in the Court of Appeals for the Federal Circuit (“Federal Circuit”).

1.9    “District Court Copyright Case” shall mean District Court Case No. 5:14-cv- 5344-BLF in the Northern District of California.

1.10    “District Court Patent Case” shall mean District Court Case No. 4:14-cv- 05343-JSW in the Northern District of California.

1.11    “Entity” shall mean a corporation, association, partnership, business trust, joint venture, limited liability company, proprietorship, unincorporated association, individual or other entity that can exercise independent legal standing.

1.12    “Existing Material” shall mean material subject to copyright in use by a Party or its Affiliates as of the Effective Date.

1.13    “Existing Products” shall mean any generally available products or services of a Party sold or offered for sale under the Party's or its Affiliates' brand before the Effective Date, but shall exclude Acquired Products.

1.14    “Five Year Stand Down for Existing Products” shall mean the provisions of Section 3.1.

1.15    “Future CLI Elements” shall mean any multiword commands, help description strings, and screen outputs first used by Arista or its Affiliates after the Effective Date.

1.16    “IPR Appeals” shall mean the appeals from IPRs currently before the Federal Circuit involving U.S. Patent Nos. 7,162,537 (the “’537 Patent”), 6,377,577 (the “’577 Patent”), 7,023,853 (the “’853 Patent”), and 7,340,597 (the “’597 Patent”).

1.17    “IPR Proceedings” shall mean the IPR-related proceedings currently before the PTAB involving the ’537, ’853, and ’597 Patents, and U.S. Patent No. 8,051,211 (the “’211 Patent”).

1.18    “ITC Actions” shall mean both ITC Investigation Nos. 337-TA-944 (including the enforcement action, collectively the “944 Investigation”) and 337-TA-945 (including the modification proceeding, collectively the “945 Investigation”).

1.19    “ITC Appeal” shall mean the appeal from the remedial orders in the 945 Investigation pending before the Federal Circuit as Case Nos. 17-2289 and 17-2351.

1.20    “Modified CLI” shall mean multiword commands and help description strings in Appendices A and B that Arista will remove and replace with new multiword commands and help description strings that comply with Future CLI Elements in accordance with Section 5.3.

1.21	“Monetary Payment” shall mean the payment in accordance with Section 7.1.

1.22    “New Products” shall mean products or services of a Party or its Affiliates having any new or changed features and/or functionality from Existing Products or otherwise different from any Existing Products, and shall include Acquired Products.

1.23    “Party” or “Parties” shall mean either Cisco, Arista, or both, as the context indicates.

1.24    “Proceedings” shall mean the ITC Actions, the ITC Appeal, the District Court Patent Case, the District Court Copyright Case, the Copyright Appeal, the Antitrust Case, the IPR Proceedings, and the IPR Appeals.

1.25    “Redesigned Products” shall mean current Arista products for sale in the United States with changes made to address the ITC's infringement findings for the '537 Patent and U.S. Patent Nos. 7,200,145 (the “’145 Patent”) and 6,741,592 (the “’592 Patent”) as referenced in Section 4 of this Agreement.

1.26    “Three Year Stand Down and Dispute Resolution Process for New Products” shall mean the provisions of Section 3.2.

Section 2.    GLOBAL SETTLEMENT
2.1    Suspension of ITC Actions. Upon receipt of the Monetary Payment, the Parties will jointly ask the ITC to suspend the enforcement action in the 944 Investigation.

2.2    Dismissals. Within five (5) business days after receipt of the Monetary Payment, the following will occur:

(a)    ITC Actions. Cisco will move to terminate the ITC Actions. Cisco will also seek to suspend the remedial orders from the 944 Investigation provided that Arista complies with the requirements in this Agreement that Arista maintain the modifications in its Redesigned Products to address the ITC's infringement findings for the ’537, ’145, and ’592 Patents. Cisco will cooperate with Arista to facilitate suspension by United States Custom and Border Protection of enforcement of the ITC remedial orders relating to Arista products. Cisco will consent to a request by Arista to the ITC for return of any bonds posted in connection with the 945 Investigation. Both Cisco and Arista will dismiss with prejudice the ITC Appeal.

(b)    Dismissal of District Court Patent Case. Cisco will dismiss with prejudice the District Court Patent Case.

(c)    Dismissal of Antitrust Case. Within five (5) days of execution of this Agreement, Arista will dismiss with prejudice the Antitrust Case.

2.3    Continuation of IPR Proceedings and IPR Appeals. Arista may continue at its discretion the IPR Proceedings. In the event Arista chooses to proceed adjudicating any of the IPR Proceedings, Cisco may continue to defend against those proceedings. Either Party may continue adjudicating the IPR Appeals.

2.4    Mutual Releases. Upon receipt of the Monetary Payment, each Party will on behalf of itself and its Affiliates release all claims that exist as of the Effective Date against the other Party and its Affiliates, whether known or unknown, arising from or relating to (a) the patents asserted in the ITC Actions, the District Court Patent Case and the District Court Copyright Case; and (b) all antitrust or unfair competition claims that could have been brought against the other Party or its Affiliates as of the Effective Date. Upon receipt of the Monetary Payment, each Party will on behalf of itself and its Affiliates release claims against the customers, Contract Manufacturers (but only to the extent specified below), and downstream partners of the other Party or its Affiliates, but only claims that exist as of the Effective Date against Existing Products of the other Party or its Affiliates, whether known or unknown, arising from or relating to the patents asserted in the ITC Actions, the District Court Patent Case and the District Court

Copyright Case. The mutual releases extend to Contract Manufacturers solely for their activities of assembling finished products for a Party according to the proprietary specifications of that Party and do not extend to any other activities performed by a Contract Manufacturer for a Party or any activities performed for another Entity. Each Party hereby represents and warrants that it has the authority to execute such releases. The above-mentioned releases will take effect from the date of receipt of the Monetary Payment and will from such date be irrevocable.

Section 3.    STAND DOWNS

3.1    Five Year Stand Down for Existing Products. Upon receipt of the Monetary Payment, for a period of five (5) years from the Effective Date, neither Party nor any of its Affiliates will bring in a court or other governmental tribunal against (a) the other Party or any of its Affiliates any utility patent infringement claim against features or functionalities used in any Existing Product, or (b) the other Party's or its Affiliates' respective customers, Contract Manufacturers, or downstream partners any utility patent infringement claim against features or functionalities used in Existing Products, or (c) any antitrust claims against the other Party or its Affiliates. Also, during the Five Year Stand Down for Existing Products, neither Party nor any of its Affiliates will bring against (x) the other Party or any of its Affiliates any copyright infringement claim against their user interfaces based on Existing Material, or (y) the other Party's or its Affiliates' respective customers, Contract Manufacturers, or downstream partners any copyright infringement claim against the other Party's user interfaces based on Existing Material.

3.2    Three Year Stand Down and Dispute Resolution Process for New Products. Upon receipt of the Monetary Payment, for three (3) years from the Effective Date (“Arbitration Period”), and subject to the terms and conditions set forth below, neither Party nor any of its Affiliates (the “Asserting Party”) will bring in a court or other governmental tribunal a utility patent infringement claim against the other Party or its Affiliates (the “Defending Party”) for New Products, unless the following occur:

(a)    Meet and Confer. The Asserting Party first sends written notice to the Defending Party and immediately in good faith engages in a meet and confer process of not more than fifteen (15) calendar days, unless extended by the Asserting Party, with the Defending Party in which they attempt to resolve a claim or allegation that New Product(s) of the Defending Party infringe one or more valid claims of utility patent(s) of the Asserting Party (the “Infringement Claim”) and whether any such infringement arises entirely from features or functionality completely contained within a component generally available for sale by a third party supplier and which features or functionality were developed entirely without input from the Defending Party (“Supplier Functionality”). Features and/or functionality which are implemented by a combination of one or more components with software or hardware developed by or for the Defending Party shall not be deemed to be Supplier Functionality. During the meet and confer process, the Defending Party shall in good faith provide sufficient information to the Asserting Party (or, at the request of the Defending Party to protect its confidential business information to the Asserting Party’s outside counsel or third party experts) about the New Product(s) for the Asserting Party to assess whether there is any infringement or alternatively whether the Infringement Claim is entirely directed to Supplier Functionality.

(b)    Arbitration. If the Infringement Claim is not resolved during the meet and confer process, the Asserting Party may then provide written notice to the Defending Party and the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) within five (5) calendar days after completion of the meet and confer period that it is initiating arbitration proceedings to adjudicate the Infringement Claim (“New Product Arbitration Notice”). The Defending Party may elect to defend against the Infringement Claim on the basis of any defenses that would be available in U.S. District Court (“Infringement Defense”) and/or on the basis that the infringement assertion is entirely directed to Supplier Functionality (“Supplier Defense”). For avoidance of doubt, the Defending Party may assert both an Infringement Defense and a Supplier Defense, and in such case the provisions referring to Infringement Defense and Supplier Defense will both apply. The Parties will meet and confer to seek to mutually agree on an arbitrator from JAMS within ten (10) calendar days of the New Product Arbitration Notice. If the Parties cannot reach an agreement on an arbitrator within this timeframe, the Parties hereby consent to appointment of an arbitrator by JAMS according to its appointment procedures. The arbitration will proceed in accordance with JAMS Comprehensive Arbitration Rules as modified herein. In the case of an Infringement Defense, the arbitration shall provide for discovery of information relevant to the Infringement Claim, the construction of the patent claims and validity of the patent. In the case of a Supplier Defense, the arbitration shall provide for discovery of information relevant to establishing whether the Infringement Claim is directed exclusively to Supplier Functionality. Within two (2) days of the arbitrator being selected, the Parties will exchange via electronic mail the names of individuals with relevant knowledge of the underlying dispute. Within three (3) calendar days of such exchange, the arbitrator will determine the scope and extent of fact and expert discovery after considering oral argument from both Parties. In either case, the arbitration shall provide for written briefing and a hearing within one hundred (100) calendar days of the New Product Arbitration Notice. Within fifteen (15) calendar days of the hearing, the arbitrator will render a preliminary determination (the “PD”) of the Infringement Claim. In the case of an Infringement Defense, the PD will include a determination as to validity and infringement of the patent. In the case of a Supplier Defense, the PD will include a determination as to whether the Infringement Claim is entirely directed to Supplier Functionality. The arbitrator shall issue a final arbitration decision (“FAD”) within fifteen (15) calendar days of the PD. Prior to the FAD, the Parties may provide information to each other and the arbitrator relevant to the PD, or if the PD finds infringement, the Defending Party may elect by providing written notice to the Asserting Party and the arbitrator, to end the arbitration and proceed to modification in accordance with Section 3.2(c). For the sake of clarity, if the Defending Party proceeds to successful modification in accordance with Section 3.2(c) in response to the PD and before issuance of a FAD, the Three Year Stand Down and Dispute Resolution Process will remain in effect.

(c)    Infringement Finding. If the arbitrator determines in a FAD in the case of an Infringement Defense that there is infringement of a valid patent (“Infringement Finding”) or the Defending Party elects to proceed to modification after a PD but before the

FAD, then the Defending Party shall have [***] calendar days following such determination to (i) cure the infringement through modification of the New Product; (ii) submit the
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proposed modification to the arbitrator; and (iii) provide sufficient evidence to the arbitrator that the New Product as modified no longer infringes. The arbitrator will review the New Product as modified and will determine within thirty (30) calendar days whether the New Product as modified infringes the asserted valid patent. If the arbitrator determines that the New Product as modified does not infringe, the arbitrator shall determine a time period up to a maximum of [***] calendar days for software-related changes and [***] calendar days for hardware-related changes, by which the Defending Party must complete the transition to sell and distribute to its customers this modification of the New Product (“Implementation of New Product as Modified”). At the time the arbitrator determines that the New Product as modified does not infringe, the Defending Party may make a request to the arbitrator for up to an additional [***] calendar days for Implementation of New Product as Modified, provided that the Defending Party publicly announces the modification and that the modification is in response to a patent related issue simultaneously with the request for additional time. The arbitrator shall grant such request for additional time if the arbitrator deems it is necessary and that it would have been impractical for the Defending Party to commence earlier work on the modification or to have avoided infringement. The Defending Party may continue to provide service and support in accordance with existing service contracts for any products that were shipped before the end of the timeframe for completing Implementation of New Product as Modified.

(d)    Termination. In the event the Defending Party does not complete Implementation of New Product as Modified within the designated timeframe, then the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products shall immediately terminate for all purposes and either Party may bring any action for patent infringement in a court or other governmental tribunal. If the arbitrator determines that the New Product as modified infringes (whether or not a related Supplier Defense is raised) or the Defending Party has failed to submit a modified product for review by the arbitrator within the designated time frame, then the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products shall immediately terminate and either Party may bring a patent infringement claim (other than infringement claims subject to the Five Year Stand Down for Existing Products) against any New Product of the other Party based on any patent in a court or other governmental tribunal. Neither the arbitration proceedings nor the findings in the arbitration proceedings will be admissible in any court or other government tribunal proceeding.

(e)    Exceptions to Termination. Notwithstanding the foregoing, the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products shall remain in effect, notwithstanding the fact that the Defending Party has not modified the New Product so as to no longer infringe, under the following circumstances: (a) if the Infringement Claim is determined by the arbitrator to be based on an allegation that features and/or functionality required for standards compliance infringe a Standards Essential Patent with respect to which the Defending Party gives the Asserting Party written notice it is willing to pay royalties at FRAND rates determined by a U.S. District Court after adjudication of infringement and any defenses by the arbitrator, or (b) if the infringement arises from a combination of new, different or changed Supplier Functionality with a feature
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or functionality of the Defending Party and the only way the Defending Party can cure the infringement would be to remove a significant feature or functionality (as determined by the arbitrator) that was present in an Existing Product, and where the prior Supplier Functionality is no longer available.

(f)    Supplier Defense. In the case of a Supplier Defense, if the arbitrator determines in a FAD that the Infringement Claim is not entirely directed to Supplier Functionality then the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products continues, but the Asserting Party may bring a patent infringement claim in a court or administrative proceeding against the accused New Product. In the case of a Supplier Defense, if the arbitrator determines in a FAD that the Infringement Claim is entirely directed to Supplier Functionality, then the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products continue, the Asserting Party may not bring a patent infringement claim against the Defending Party based on the Supplier Functionality for the remainder of the Arbitration Period, but the Asserting Party retains its rights to proceed directly against the relevant supplier.

(g)    Fees and Costs. The prevailing Party in the arbitration will be entitled to its reasonable attorneys' fees and costs incurred in connection with the arbitration.

(h)    Termination for Infringement in a FAD. Notwithstanding the foregoing, if the arbitrator determines in a FAD that a New Product has infringed, and regardless of whether the New Product is modified to avoid infringement after the FAD and regardless of whether the Defending Party also raises a Supplier Defense, the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products immediately terminates and either Party may bring a patent infringement claim (other than infringement claims subject to the Five Year Stand Down for Existing Products) against any New Product of the other Party based on any patent in a court or other governmental tribunal (except with respect to the New Product that was subject to the FAD, provided modification occurs and is timely implemented as provided in this Agreement).

(i)    Clarification. For sake of clarity, any Infringement Claim that is based on features or functionalities that are new, changed, or different from Existing Products, either alone or in combination with any other products, services, features or functionalities, where such Infringement Claim would not have arisen based on the same patent but-for the new, changed, or different feature or functionality, will be subject to the Three Year Stand Down and Dispute Resolution Process for New Products so long as such process remains in effect. Any Infringement Claim that is based entirely on the features or functionalities of Existing Products, even if the features or functionalities that were present in Existing Products are contained in New Products, will be subject to the Five Year Stand Down for Existing Products.

3.3    Access to Products. Neither Party, directly or indirectly, will take any action (or refuse to take any action) to block or prevent the other Party from purchasing its products generally available for sale on the market.

3.4    Excluded Claims. Notwithstanding any other provision of this Agreement, there is no Five Year Stand Down for Existing Products or Three Year Stand Down and Dispute Resolution Process for New Products applicable to claims (a) based on trade secret theft or misappropriation, design patents, theft, use of confidential information, copying of source code, object code or firmware, an intentional tort, trademark or trade dress; (b) for other claims not expressly referenced in Sections 3.1 and 3.2; and (c) breach of, or to enforce, this Agreement (collectively, “Excluded Claims”). For the avoidance of doubt, (i) a claim of willful patent infringement will not constitute an Excluded Claim, and (ii) either Party may bring an action in any forum for relief based on an Excluded Claim at any time. Except for the Copyright Appeal, both Parties, on behalf of themselves and their Affiliates, represent that as of the Effective Date they are unaware of any facts that would give rise to an Excluded Claim.

3.5	Successors and Tolling.

(a)    The obligations set forth in the Five Year Stand Down for Existing Products and the Three Year Stand Down and Dispute Resolution Process for New Products provisions in Sections 3.1 and 3.2 run with title to the patents and copyrights referred to therein, and each Party will cause such obligations to bind any future owner of such patents and copyrights. Notwithstanding anything to the contrary and for the avoidance of doubt, any patent that Cisco has agreed to dispose of as part of Cisco's business divestiture of its video software business announced in May 2018 shall not be subject to any licenses, releases, covenants, immunities, and other rights under this Agreement, including, without limitation, the Five Year Stand Down for Existing Products and the Three Year Stand Down and Dispute Resolution Process for New Products.

(b)    The statute of limitations for any claim that is covered by the Five Year Stand Down for Existing Products and Three Year Stand Down and Dispute Resolution Process for New Products will be tolled during such periods and damages for such claims will continue to accrue during such periods.

Section 4.    PRODUCT MODIFICATIONS

4.1	Non-Infringement of Redesigned Products.

(a)    Arista has removed from the Redesigned Products the agent-to- Sysdb write mount requests held to infringe in the ITC Actions as part of the Passive Mount redesign presented in the enforcement action of the 944 Investigation (“Sysdb Modification”). Arista will maintain the Sysdb Modification in Existing Products and New Products until the expiration of the ’537 Patent.

(b)    Arista has removed from the Redesigned Products the Private Virtual LAN feature held to infringe in the ITC Actions (“PVLAN Modification”). Arista will maintain the PVLAN Modification in Existing Products and New Products until the expiration of the ’145 and ’592 Patents.

(c)    Arista will not be obligated to modify products sold outside the United States for use outside the United States.

(d)    Upon expiration of the ’537, ’592 and ’145 Patents, Arista will have no obligation to retain any product modifications made to address any of those patents which has expired.

(e)    Neither Cisco nor its Affiliates will claim or bring any action in a court or other governmental tribunal claiming that the Redesigned Products (and future Arista products containing the Sysdb Modification, the PVLAN Modification, and the same features and functionality in the Redesigned Products) infringe any patent asserted in the ITC Actions or the District Court Patent Case. The foregoing obligations run with title to such patents, and Cisco will cause such obligations to bind any future owner of such patents.

4.2    Modified Product. If Arista or an Affiliate of Arista sells or offers to sell a product after the Effective Date with additional features or functionality not present in the Redesigned Products (“Modified Product”), Cisco may claim infringement of any patent in the ITC Actions or the District Court Patent Case only based on the difference in features or functionality between the Redesigned Product and the Modified Product subject to the Three Year Stand Down and Dispute Resolution Process for New Products.

Section 5.    COMMAND LINE INTERFACE

5.1    Transition Period. Within a period of [***] from the Effective Date (“Transition Period”), Arista shall modify the multiword commands and help description strings identified in Appendices A and B to comply with the requirements in Section 5.2. During the Transition Period, Arista may continue to sell its products containing the multiword commands, screen outputs and help description strings that were at issue in the District Court Copyright Case (“Disputed CLI Elements”). Following the Transition Period, Arista may continue to provide service and support for any previously released products in accordance with services contracts existing as of the end of the Transition Period. Arista will provide Cisco with the proposed Modified CLI within ninety (90) calendar days of the end of the Transition Period.

5.2	Modified CLI.

(a)    Existing Commands. Arista will remove from products sold after the Transition Period the multiword commands set forth in Appendix A and replace them with new commands that comply with the requirements for Future CLI Elements defined in Section 5.3.

(b)    Existing Help Description Strings. Arista will remove from products sold after the Transition Period the help description strings identified in Appendix B and replace them with help description strings that comply with the requirements for Future CLI Elements defined in Section 5.3.

(c)    If Arista complies with the Modified CLI requirements as determined by the arbitrator following the completion of any arbitration proceeding
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as described in Section 5.4, Cisco will not bring any copyright infringement claim against the Modified CLI.

(d)    Backwards Compatibility. Notwithstanding Sections 5.2 and 6, Arista's Extensible Operating System may continue to read and interpret customer configuration files using the commands identified in Appendix A. Arista agrees that after the Transition Period, the following will be implemented in Arista's products: [***].

(e)    Arista may continue to make maintenance releases on old releases without implementing the Modified CLI to make bug fixes. If Arista is required to make additional changes to the Disputed CLI Elements set forth in Section 6, the Backwards Compatibility requirements in Sections 5.2(d) and (e) will apply to the Additional Commands in Appendix D.

5.3	Future CLI Elements.

(a)    Arista will independently select, arrange, organize, and design all Future CLI Elements including multiword commands, help descriptions and screen outputs without reference (except to the extent necessary to ensure compliance with this Agreement) to Cisco's multiword commands, help descriptions, screen outputs, user interfaces, or any other copyright protected or proprietary Cisco materials.

(b)    Arista may create Future CLI Elements that use individual terms and syntax that are common to the industry and/or found in standards, provided that such CLI elements are created without reference (except to the extent necessary to ensure compliance with this Agreement) to the corresponding CLI element used by Cisco, if any.

(c)    In determining whether Arista Future CLI Elements comply with these requirements, the Parties and any arbitrator(s) will take into account (i) common terms and commands used in the industry; (ii) common acronyms used in the industry; (iii) terms used in industry standards; (iv) a range of up to [***] identity between the multiword command expressions used by Arista and the Cisco multiword commands used by Cisco for competitive products and services. Ultimately, a Future CLI Element complies with these requirements if its use by Arista would not constitute infringement of a copyright in the corresponding Cisco CLI element.

5.4	CLI Dispute Resolution Process.

(a)    If Cisco contends that the Modified CLI does not comply with the Modified CLI requirements, Cisco may give Arista written notice of its contention with details in support thereof sufficient to enable Arista to understand the basis of Cisco's contention and, if it so elects, to make further modifications to the CLI. In the event that Arista does not make such changes and Cisco wishes to initiate a claim that the Modified CLI does not comply with this Agreement, Cisco may provide a written notice to Arista (“CLI Arbitration Notice”) to initiate arbitration.

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(b)    The Parties will meet and confer to mutually agree on an arbitrator from JAMS within ten (10) calendar days of the CLI Arbitration Notice. If the Parties cannot reach an agreement on an arbitrator within this timeframe, the Parties hereby consent to appointment of an arbitrator by JAMS according to its appointment procedures. The arbitration will proceed in accordance with JAMS Comprehensive Arbitration Rules as modified by this Agreement, and shall provide for discovery of information relevant to the claim and written briefing and a hearing within ninety (90) calendar days of the CLI Arbitration Notice. Within thirty (30) calendar days of the hearing, the arbitrator will render a determination of whether the Modified CLI complies with this Agreement. If the arbitrator rules that the Modified CLI complies with this Agreement, Arista will not be required to make further modifications to the Modified CLI. If the arbitrator rules that the Modified CLI does not comply with this Agreement, Arista will be required to make further modifications consistent with this Agreement within ninety (90) calendar days of the arbitrators' decision. If Arista fails to make changes to comply with the arbitrator's decision, the claim will be treated as one to enforce this Agreement and an Excluded Claim. The prevailing Party in the arbitration will be entitled to its reasonable attorneys' fees and costs incurred in connection with the arbitration.

Section 6.    COPYRIGHT APPEAL

6.1    Vacatur. The Parties will jointly approach the District Court with legal grounds for vacatur to attempt to persuade the Court to vacate the judgment in the District Court Copyright Case to facilitate a global settlement of all matters. If the District Court agrees to vacate the judgment, the Parties will then jointly petition the Federal Circuit for a limited remand to the District Court for the sole purpose of considering a motion to vacate and hold the Copyright Appeal in abeyance pending the District Court's decision on the motion. If the Federal Circuit grants the request, the Parties will jointly file a motion in the District Court to vacate the final copyright judgment and dismiss the case.

6.2    Continued Litigation. If the District Court will not agree to vacate the judgment in the District Court Copyright Case, or if the Federal Circuit will not agree to order the limited remand described in Section 6.1, the Parties will continue to litigate the Copyright Appeal subject to the following:

(a)    If the judgment is affirmed after all appeals are exhausted, then no further changes will be required to Arista's Disputed CLI Elements.

(b)    If the judgment is reversed after all appeals are exhausted or the Federal Circuit remands the case to District Court for further proceedings on the merits (“Remand Order”), Arista will make the following additional changes to the Disputed CLI Elements within the later of [***] months of all appeals being exhausted or issuance of the Remand Order or [***] months from the Effective Date (“Second Transition Period”): (a) reformat the data entries in the disputed screen outputs identified in Appendix C such that the data entries will be in sufficiently different order and positions from those
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used in Cisco's screen outputs (“Revised Screen Outputs”); and (b) remove from its products the additional multiword commands set forth in Appendix D and replace them with new commands that comply with the requirements for Future CLI Elements as defined in Section 5.3 (“Additional Commands”). Arista will make the proposed Revised Screen Outputs and Additional Commands available for Cisco's review within [***] calendar days of the Second Transition Period. If Cisco contends that the Revised Screen Outputs or Additional Commands do not comply with additional changes of this Section 6.2(b), the Parties will follow the CLI Dispute Resolution Process to resolve such dispute.

Section 7.    PAYMENT

7.1    Payment. Arista will make a non-refundable lump sum payment of four hundred million US dollars ($400,000,000US) to Cisco by August 20, 2018. This payment shall be made by electronic transfer of funds to Cisco's bank account as follows:

Bank Name:         Bank of America Merrill Lynch
Routing No.:         026009593
Account No.:         1233257433
Beneficiary:         Cisco Systems, Inc.
Beneficiary Address:     170 West Tasman Dr., San Jose, CA 95134
7.2    Costs and Expenses. The Parties agree that each Party shall be responsible for its own costs and expenses relating to the Proceedings.

Section 8.    ASSIGNMENT AND CHANGE OF CONTROL

8.1    Assignment and Change of Control. Neither Party may assign its rights or obligations under this Agreement without the other Party's prior written consent provided, however, that a Change of Control will not be deemed to be an assignment. Any attempted assignment without prior written consent of the other Party shall be void and of no effect. In the event a Party undergoes a Change of Control, both the Five Year Stand Down for Existing Products and the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products will automatically terminate, but all other terms of this Agreement will remain in full force and effect.

Section 9.    MISCELLANEOUS

9.1    Public Statements. The Parties agree to the following joint statement regarding the settlement of the Proceedings:
“Cisco and Arista have come to an agreement which resolves existing litigation and demonstrates their commitment to the principles of IP
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protection. They have agreed that, with limited exceptions, no new litigation will be brought over patents or copyrights related to existing products, for five years. In addition, for three years, they will use an arbitration process to address any patent issues regarding new products. As part of this agreement, Arista will be making a $400 million payment to Cisco, is committed to maintaining the product modifications it made as a result of previous rulings, and will be making limited changes to further differentiate its user interfaces from Cisco's. Arista and Cisco will continue to seek appellate court review of the scènes à faire verdict in the earlier trial regarding legal protection for user interfaces.”

Each Party may make such public disclosures it believes are required to comply with securities laws and regulations. Any statements made by either Party will not be phrased in a way that disparages the other Party or its products, practices, or intellectual property.

9.2    Authority. Each Party, on behalf of itself and its Affiliates, represents and warrants that the individuals signing this Agreement have full authority or authorization to execute this Agreement for, and on behalf of, and to bind the Parties and their Affiliates, and that, when signed, this Agreement will be binding and enforceable according to its terms. Each Party represents and warrants that no other Entity owns or controls (directly or indirectly) more than fifty percent (50%) of its outstanding shares or securities representing the right to vote for the election of directors or other managing authority.

9.3    No Conflicts. Each Party, on behalf of itself and its Affiliates, represents and warrants that neither it, nor any of its Affiliates, will enter into any other agreement or understanding in conflict with the provisions contained in this Agreement.

9.4    Other Intellectual Property. Nothing contained in this Agreement shall be construed as conferring any right or license to or to otherwise use any copyright, patent, patent application, trademark, service name, service mark, trade dress, trade secret or other intellectual property belonging to the Parties or their Affiliates.

9.5    Injunctive Relief. The Parties acknowledge that in the event of a breach or threatened breach of this Agreement by a Party or its Affiliates or a termination of the 3 Year Stand Down and Dispute Resolution Process for New Products, the other Party may suffer irreparable harm and will be entitled to seek injunctive relief. Nothing contained in this Agreement shall be used by a Party or its Affiliates to challenge the availability of injunctive relief of the other Party.

9.6    Notices. Notices and other communications shall be sent by electronic mail (with confirmation of receipt) or by express courier (with tracking capabilities and costs prepaid) to the following addressees and addresses (or such other addressee and address as shall be designated by a Party in writing) and shall be effective upon delivery:

For Arista: Marc Taxay General Counsel Arista Networks, Inc. 5453 Great America Parkway Santa Clara, CA 95054 Email: mtaxay@arista.com	For Cisco: General Counsel Cisco Systems, Inc. 170 W. Tasman Drive San Jose, CA 95134 United States of America Email: litigation_attorneys@cisco.com
And copy to:	And a copy to:
Sean Christofferson	Vice President, Litigation
Deputy General Counsel	Cisco Systems, Inc.
Arista Networks, Inc.	170 West Tasman Drive
5453 Great America Parkway	San Jose, CA 95134
Santa Clara, CA 95054	United States of America
Email: schristofferson@arista.com	Email: litigation_attorneys@cisco.com

9.7    Amendments. No amendment or modification hereof shall be valid or binding upon the Parties or their Affiliates unless made in writing and signed by both Parties, except that either Party may amend its address by written notice to the other Party.

9.8    Severability: In the event that any provision of this Agreement is held to be void or unenforceable by a court, tribunal, or arbitrator of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the Parties with the same effect as though the voided or unenforceable part had been deleted.

9.9    Choice of Law; Venue. This Agreement shall be construed, and the legal relations between the Parties shall be determined, in accordance with the federal law of the United States and the laws of the state of California, USA, without regard to any conflict of law provisions thereof, as such law applies to contracts signed between residents of California and fully performed in California. The exclusive venue for disputes arising out of this Agreement shall be the state and federal courts having jurisdiction in Santa Clara County, California, USA, and the Parties and their Affiliates agree to submit to the exclusive jurisdiction of such courts and agree to waive any objections as to proper venue or jurisdiction in such courts.

9.10    Attorney Fees. The prevailing Party in any dispute arising under this Agreement shall be awarded reasonable attorney fees and costs, in addition to any other relief to which such Party may be entitled.

9.11    Interpretation. The headings and designated sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
9.12    Integration. This Agreement contains the entire and only understanding between the Parties and their Affiliates with respect to the subject matter hereof and supersedes any prior or collateral agreements, negotiations and communications in connection with the subject matter covered herein, whether oral or written, and any warranty, representation, promise, or condition in connection therewith not incorporated herein shall not be binding upon either Party or its Affiliates.
9.13    Waiver. No relaxation, forbearance, delay or negligence by any Party in enforcing any of the terms and conditions of this Agreement, or the granting of time by any Party to another, shall operate as a waiver or prejudice, affect or restrict the rights, powers or remedies of any Party.
9.14    Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute one and the same instrument.
9.15    Acknowledgment. The obligations of the Parties outlined in Sections 2.1, 2.2, 6.1, and 7.1 were completed after the Effective Date, but before this Agreement was signed.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives as of the Effective Date set forth above:

ARISTA NETWORKS, INC.		CISCO SYSTEMS, INC.

By:	/s/ Ita Brennan	By:	/s/ Kelly A. Kramer
Name:	Ita Brennan	Name:	Kelly A. Kramer
Title	Chief Financial Officer	Title	EVP & CFO

Appendix A

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Appendix B

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Appendix C

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Appendix D

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